Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES RECORD EARNINGS

—Full Year Guidance Increased to $2.57 to $2.59 Per Diluted Share—

Paoli, PA, October 26, 2010 – AMETEK, Inc. (NYSE: AME) today announced third quarter results that established records for operating income, operating income margin, net income, diluted earnings per share and operating cash flow.

AMETEK’s third quarter 2010 sales of $644.4 million were up 30% over the $497.1 million reported in the third quarter of 2009. Operating income for the third quarter of 2010 was $128.6 million, a 66% increase from $77.5 million recorded in the same period of 2009. Operating income margin in the quarter of 20.0% was a 440 basis point improvement over last year’s third quarter level. Net income in the third quarter of 2010 increased 80% to $77.4 million, from $43.0 million in the year ago period. Diluted earnings per share increased 80% to $0.72 per diluted share, from the third quarter 2009 level of $0.40 per diluted share.

“AMETEK achieved excellent results in the third quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Orders in the quarter were up 47% with broad-based strength evident in most of our markets. This order strength translated into strong top-line performance and, coupled with a lower cost structure, drove earnings significantly above our expectations.”

Operating cash flow for the third quarter was a record at $114 million, up 59% over the third quarter of last year.

For the nine months ended September 30, 2010, AMETEK sales increased 14% to $1.79 billion from $1.57 billion in the same period of 2009. Operating income increased 25% to $346.6 million, from $276.9 million earned in the first nine months of last year. Net income for the nine months of 2010 was $202.7 million, up 32% from $153.9 million in the same period of 2009. Diluted earnings per share were $1.89 for the first nine months of 2010, up 32% from $1.43 per diluted share for the first nine months of 2009.

Electronic Instruments Group (EIG)
For the 2010 third quarter, EIG sales increased 24% to $337.7 million. Operating income was $83.0 million, compared with $47.9 million in the third quarter of 2009, an increase of 73%. Operating margins for the quarter increased 700 basis points to 24.6% compared to 17.6% in the third quarter of 2009.

“EIG had an excellent quarter. Revenue was up nicely, driven by strength in the Process, Power and Industrial businesses. This higher revenue, coupled with a streamlined cost structure, enabled us to expand operating margins significantly,” said Mr. Hermance.

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AMETEK ANNOUNCES RECORD EARNINGS

Electromechanical Group (EMG)
For the third quarter of 2010, EMG sales were $306.7 million, a 36% increase over the same period of 2009. Operating income of $55.8 million was up 46% from the $38.2 million recorded in the same period of 2009. Operating margins for the quarter were up 120 basis points to 18.2%, as compared to 17.0% in the third quarter of 2009.

“EMG also had a very good quarter. Sales were up on strong core growth in both our differentiated and cost driven businesses as well as the contributions from the Haydon Enterprises, Technical Services for Electronics and Ameron acquisitions. Operating margins improved by 120 basis points, driven by higher revenue and our lowered cost structure,” commented Mr. Hermance.

2010 Outlook
“Our markets overall continue to show good growth as evidenced by our strong order input this year. We continue to believe that AMETEK’s strong portfolio of businesses, proven operational capabilities, lower cost structure, and a successful focus on strategic acquisitions will enable us to perform well in 2010,” noted Mr. Hermance.

“We now anticipate 2010 revenue to be up mid teens on a percentage basis from 2009, reflecting a stronger core growth environment and the impact of recent acquisitions. Earnings guidance for 2010 has been increased and is now expected to be in the range of $2.57 to $2.59 per diluted share, up 35% to 36% over 2009, reflecting the leveraged impact of core growth, our streamlined cost structure and the bottom-line benefit of acquisitions. This is a substantial increase over our prior guidance, issued in July, of $2.43 to $2.47 per diluted share,” added Mr. Hermance.

“Fourth quarter 2010 sales are expected to be up approximately 20% from last year’s fourth quarter. We estimate our earnings to be approximately $0.68 to $0.70 per diluted share, up 42% to 46% over the fourth quarter of 2009,” noted Mr. Hermance.

Conference Call
AMETEK, Inc. will webcast its Third Quarter 2010 investor conference call on Tuesday, October 26, 2010 beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will be archived at www.ametek.com.

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AMETEK ANNOUNCES RECORD EARNINGS

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$644,374	$497,060	$1,792,977	$1,574,855

Operating expenses:
Cost of sales, excluding depreciation	429,075	344,658	1,200,298	1,076,879
Selling, general and administrative	75,869	63,858	213,261	189,405
Depreciation	10,837	11,069	32,784	31,714

Total operating expenses	515,781	419,585	1,446,343	1,297,998

Operating income	128,593	77,475	346,634	276,857
Other expenses:
Interest expense	(17,057)	(17,380)	(50,541)	(52,076)
Other, net	(2,721)	(702)	(4,857)	(1,726)

Income before income taxes	108,815	59,393	291,236	223,055
Provision for income taxes	31,458	16,375	88,543	69,169

Net income	$77,357	$43,018	$202,693	$153,886

Diluted earnings per share	$0.72	$0.40	$1.89	$1.43

Basic earnings per share	$0.73	$0.40	$1.91	$1.44

Weighted average common shares outstanding:
Diluted shares	107,148	107,748	107,129	107,675

Basic shares	105,763	106,862	106,016	106,663

Dividends per share	$0.06	$0.06	$0.18	$0.18

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales:
Electronic Instruments	$337,715	$271,843	$946,274	$860,569
Electromechanical	306,659	225,217	846,703	714,286

Consolidated net sales	$644,374	$497,060	$1,792,977	$1,574,855

Income:
Segment operating income:
Electronic Instruments	$83,004	$47,877	$225,790	$176,790
Electromechanical	55,849	38,217	151,475	125,900

Total segment operating income	138,853	86,094	377,265	302,690
Corporate administrative and other expenses	(10,260)	(8,619)	(30,631)	(25,833)

Consolidated operating income	$128,593	$77,475	$346,634	$276,857

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$140,193	$251,350
Receivables, net	390,113	331,383
Inventories	332,431	311,542
Other current assets	68,200	75,155

Total current assets	930,937	969,430

Property, plant and equipment, net	304,181	310,053
Goodwill	1,489,574	1,277,291
Other intangibles, investments and other assets	854,613	689,258

Total assets	$3,579,305	$3,246,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$32,351	$85,801
Accounts payable and accruals	430,988	338,481

Total current liabilities	463,339	424,282

Long-term debt	1,074,671	955,880
Deferred income taxes and other long-term liabilities	373,191	298,846
Stockholders’ equity	1,668,104	1,567,024

Total liabilities and stockholders’ equity	$3,579,305	$3,246,032